Exhibit 99.1

1515 Wynkoop Street Suite #200 Denver, CO 80202 (303) 951-7920

FOR IMMEDIATE RELEASE

Contact: MDC GROUP Investor Relations: David Castaneda 262-377-2445	Media Relations: Susan Roush 818-222-8330

RECOVERY ENERGY PROVIDES OPERATIONS UPDATE

JUNE 14, 2012 – Denver, CO – Recovery Energy, Inc. (NASDAQ: RECV), an independent oil exploration and production company with operations and assets in the Denver-Julesburg (DJ) Basin, provides an update on its conventional drilling program targeting the “J” and Wykert sandstones and its non-operated participation in the horizontal Niobrara unconventional resource program. Drilling activity is on Company leasehold in the Pine Bluffs, Wilke, and Wattenberg prospect areas.

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Pine Bluffs prospect area in southeast Wyoming:  the Company has completed the Hanson 42-26 well in the “J” sands. Swab testing indicated a daily production rate of 104 barrels of oil and 208 barrels of load water. The well has been placed on pumping unit for permanent production. The Company owns a 95% working interest (WI) and a 76% net revenue interest (NRI) in the Hanson 42-26.

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Wilke prospect area in western Nebraska: the Company recently completed the Lukassen 44-7 well in the Wykert sands.  Swab testing indicated a daily production rate of 70 barrels of oil and 168 barrels of load water. The well is currently being equipped with a pumping unit for permanent production. The Company owns a 95% WI and a 74.1% NRI in the Lukassen 44-7.

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Wattenberg prospect area: Recovery Energy participated in three horizontal wells which targeted the Niobrara formation and were drilled by operator Noble Energy in May and early June. Completion results are expected in the 3rd Quarter. The wells are the SLW State PC BB18-65HN, SLW State PC BB18-67HN, and Vince State B13-63HN; Recovery Energy owns 8.34%, 7.13%, and 2.31% WI, respectively.

The Company is currently permitting an additional three to four locations of its 12 to 16 well, 2012 conventional drilling program. Drilling activity is expected to begin by the end of this quarter.

About Recovery Energy, Inc.

Recovery Energy, Inc. (RECV) is a Denver-based independent oil exploration and production company focused on the Denver-Julesburg (DJ) Basin where it holds approximately 140,000 gross, 125,000 net acres. Recovery Energy’s focus is to grow its oil reserves and production through a combination of acquisitions and conventional and unconventional drilling activity, targeting the various oil-bearing formations that produce in the Denver-Julesburg Basin.

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission (the "SEC"), including statements, without limitation, regarding the Company’s expectations, beliefs, intentions or strategies regarding the future. Such forward-looking statements relate to, among other things the Company's: (1) proposed exploration and drilling operations, (2) expected production and revenue, and (3) estimates regarding the reserve potential of its properties. These statements are qualified by important factors that could cause the Company’s actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: (1) the Company’s ability to finance its the continued exploration and drilling operations, (2) positive confirmation of the reserves, production and operating expenses associated with the Company's properties; and (3) the general risks associated with oil and gas exploration and development, including those risks and factors described from time to time in the Company’s reports and registration statements filed with the SEC.